FORM 4

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

1. Name and Address of  2. Issuer Name and	     6 Relationship -Reporting
   Reporting Person*	   Ticker or Trading        	Person to Issuer
                            Symbol
   Bauer,Edward G.	    Cencor, Inc. (CNCR)       X  Director    10% Owner
   1152 Tamarind Way    3. IRS or   4 Statement          Officer     Other
   Boca Raton,FL 33486	    SSN        Month/Year
                                      02/97
	               ###-##-####  5 If Amend-      7 Individual or Joint/
		                        ment,Date      Group Filing
					               X Form filed by One
                                                       Reporting Person
                                                       Form filed by More
                                                       Than One Reporting
                                                       Person

TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
	OF, OR BENEFICIALLY OWNED
1 Title  2 Trans-  3 Trans- 4 Securites     5 Amount   6 Owner- 7 Nature
  of Sec   action    action   Acquired        of Sec.    ship     of In-
           Date      Code     (A) or          Bene-      Form:    direct
                              Disposed        ficially   Direct   Benefi
                              of (D)          Owned at   (D)or    cial
                                              End of     Indi-    Owner-
                                              Month      rect(I)  ship

                    Code V  Amnt  A Price
Common     2-7-97    P      6,000 A 6 15/16   6,000        D
Stock


TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


This table is intentionally left blank.




	/s/ EDWARD G. BAUER	 3/10/97
	Signature of Reporting     Date
	Person